Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
June 28, 2002

Emergisoft Accesses Additional Financing to Fuel New Growth


Emergisoft Holding, Inc. (OTC:ESHG) today reported that it has drawn a portion of its equity-backed credit line, and will use the funds to fuel revenue growth. The company accessed approximately $1 million, less than half of the $2.5 million of a financing commitment made available earlier this year by Berlwood Five, Ltd., the company's largest shareholder.

"Emergisoft is squarely focused on increasing revenues from our proprietary emergency department information system, EmergisoftED," said Ash Huzenlaub, chairman and CEO of Emergisoft. "We are encouraged by the level of interest in EmergisoftED as well as other systems that we are developing to help streamline emergency departments operationally and financially."

As a result of the transaction, the number of issued and outstanding Emergisoft Holding, Inc., shares of common stock increased to approximately 12.8 million from about 11 million.

About Emergisoft Holding, Inc.

Emergisoft  Holding,  Inc.,   (www.emergisoft.com)  is  the  parent  company  of
Emergisoft Corporation. Emergisoft Corporation, founded in 1992, designs, installs and maintains healthcare information solutions for hospitals that wish to make a transformation from paper and pen based medical records to an electronic environment through the use of an Emergency Department Information System (EDIS). The installation of Emergisoft designed systems reduces the chaos found in hectic Emergency Departments by tracking patients from arrival (triage) through departure (discharge). Founded in 1992, Emergisoft is headquartered in Arlington, Texas. Emergisoft is a registered trademark of Emergisoft Holding, Inc.



Contact:

     Trinity Public Relations
     Tony Katsulos, 972/687-9140
     katsulos@trinity-pr.com
     or
     Emergisoft Corporation
     Jose Lugo, 817/633-6665
     jlugo@emergisoft.com


The statements in this press release regarding projections of revenues or income or similar items, such as statements pertaining to future revenues, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks relating to technological change and new product development, quality assurance and product acceptance concerns, competition for customers, government regulation and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.